Filed Pursuant to Rule 433

Registration No. 333-228159

Issuer Free Writing Prospectus dated November 7, 2019

Relating to Preliminary Prospectus Supplement dated November 7, 2019

APPLE INC.

FINAL PRICING TERM SHEET

0.000% Notes due 2025 (“2025 Notes”)

Issuer:	Apple Inc.
Principal Amount:	€1,000,000,000
Maturity:	November 15, 2025
Coupon:	0.000%
Price to Public:	99.808%
Interest Payment Date:	Annually on November 15, commencing November 15, 2020
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Spread to Mid-Swap:	+15 basis points
Mid-Swap Yield:	-0.118%
Benchmark Security:	DBR 1.000% due August 15, 2025
Benchmark Security Price:	108.79%
Spread to Benchmark Security:	+53.2 basis points
Yield:	0.032%
Redemption:

Prior to August 15, 2025, the 2025 Notes will be redeemable, at any time, in whole, or from time to time, in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2025 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming that such notes matured on August 15, 2025) exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2025 Notes) plus 10 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 15, 2025, Apple Inc. may redeem the 2025 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 7, 2019
Settlement Date:	November 15, 2019 (London T+5)
Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2025 Notes on the NASDAQ Bond Exchange

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc.
AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:

Net proceeds for the 2025 Notes will be approximately €996.7mm, after deducting underwriting discounts and offering expenses. Apple Inc. intends to allocate an amount equal to such net proceeds to finance, in whole or in part, one or more Eligible Projects (as defined in the Preliminary Prospectus Supplement related to this offering). See the Preliminary Prospectus Supplement relating to this offering for more information about the eligibility criteria for such projects.

MiFID II professionals/ECPs-only / No PRIIPs KID:

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Common Code/ISIN:	207971685 / XS2079716853
Joint Book-Running Managers:	Goldman Sachs & Co. LLC
Barclays Bank PLC
BNP Paribas
J.P. Morgan Securities plc
Citigroup Global Markets Limited
Deutsche Bank AG, London Branch
HSBC Bank plc
Merrill Lynch International

0.500% Notes due 2031 (“2031 Notes”)

Issuer:	Apple Inc.
Principal Amount:	€1,000,000,000
Maturity:	November 15, 2031
Coupon:	0.500%
Price to Public:	99.248%
Interest Payment Date:	Annually on November 15, commencing November 15, 2020
Day Count Convention:	ACTUAL/ACTUAL (ICMA)
Spread to Mid-Swap:	+30 basis points
Mid-Swap Yield:	0.265%
Benchmark Security:	DBR 0.000% due August 15, 2029
Benchmark Security Price:	102.50%
Spread to Benchmark Security:	+81.8 basis points
Yield:	0.565%
Redemption:

Prior to August 15, 2031, the 2031 Notes will be redeemable, at any time, in whole, or from time to time, in part, at Apple Inc.’s option, at a redemption price calculated by Apple Inc. equal to the greater of (i) 100% of the principal amount of the 2031 Notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (assuming that such notes matured on August 15, 2031) exclusive of interest accrued to, but excluding, the date of redemption, discounted to the date of redemption on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable Comparable Government Bond Rate (as defined in the 2031 Notes) plus 15 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after August 15, 2031, Apple Inc. may redeem the 2031 Notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

Trade Date:	November 7, 2019
Settlement Date:	November 15, 2019 (London T+5)
Denominations:	€100,000 and any integral multiple of €1,000 in excess thereof

Listing:	Apple Inc. intends to apply to list the 2031 Notes on the NASDAQ Bond Exchange

Ratings:*	Aa1 (stable) by Moody’s Investors Service, Inc. AA+ (stable) by Standard & Poor’s Ratings Services

Net Proceeds:

Net proceeds for the 2031 Notes will be approximately €990.2mm, after deducting underwriting discounts and offering expenses. Apple Inc. intends to allocate an amount equal to such net proceeds to finance, in whole or in part, one or more Eligible Projects (as defined in the Preliminary Prospectus Supplement related to this offering). See the Preliminary Prospectus Supplement relating to this offering for more information about the eligibility criteria for such projects.

MiFID II professionals/ECPs-only / No PRIIPs KID:

Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as not available to retail in EEA.

Common Code/ISIN:	207971693 / XS2079716937
Joint Book-Running Managers:	Goldman Sachs & Co. LLC Barclays Bank PLC BNP Paribas J.P. Morgan Securities plc Citigroup Global Markets Limited Deutsche Bank AG, London Branch HSBC Bank plc Merrill Lynch International

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling Goldman Sachs & Co. LLC toll free at 1-866-471-2526, Barclays Bank PLC at +44 (0) 20 7773 9098, BNP Paribas toll free at 1-800-854-5674, J.P. Morgan Securities plc collect on +44-207-134-2468, or by contacting Apple Inc.’s Investor Relations at investor_relations@apple.com.

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